(h)(xxiii)(c)

THIRD AMENDMENT TO PARTICIPATION AGREEMENT

This Third Amendment to the Participation Agreement dated May 1 8, 2012, as amended April 30, 2013 and May 4, 2015 (the “Agreement”), is effective as of March 18th, 2016, by and among PUTNAM VARIABLE TRUST, PUTNAM RETAIL MANAGEMENT LIMITED PARTNERSHIP and THE GUARDIAN INSURANCE & ANNUITY CO., INC.

AMENDMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1. Schedule A of the Agreement shall be deleted and replaced with the attached Schedule A.

2. All other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date written above.

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

By its authorized officer:

By:	/s/ Douglas Dubitsky
Name:	Douglas Dubitsky
Title:	VP

PUTNAM VARIABLE TRUST

By its authorized officer:

By:	/s/ Michael Higgins
Name:	Michael Higgins
Title:	Treasurer of the Funds

PUTNAM RETAIL MANAGEMENT LIMITED PARTNERSHIP

By its authorized officer:

By:	/s/ Mark Coneeny
Name:	Mark Coneeny
Title:	Head of Relationship Management

Schedule A

Separate Accounts

Separate Account	Contracts Funded by Separate Account

Separate Account N	Executive Benefits VUL

Flexible Solutions VUL

Flexible Solutions VUL Gold Series

Flexible Solutions VUL III

Separate Account R	The Guardian Investor Asset Builder Variable Annuity

The Guardian Investor Variable Annuity B Series

The Guardian Investor Variable Annuity L Series

Guardian Investor II Variable Annuity B & L Series

Guardian Investor ProFreedom Variable Annuity (B Share)

Guardian Investor ProFreedom Variable Annuity (I Share)

Guardian Investor ProFreedom Variable Annuity (C Share)